PRICING SUPPLEMENT NO. 1

                                                                  RULE 424(b)(2)
                                                       REGISTRATION NO. 33-62629

                 PRICING SUPPLEMENT NO. 1 DATED OCTOBER 6, 1997

                    FRANCHISE FINANCE CORPORATION OF AMERICA
          MEDIUM-TERM NOTES DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

     This Pricing Supplement accompanies and supplements the Prospectus, dated July 21, 1997, as supplemented by the Prospectus Supplement, dated July 21, 1997, and the Supplement dated September 11, 1997.

    The Notes have the following terms (as applicable):

        Principal Amount:                 $10,150,000
        Registered Holder:                Cede & Co.
        Taxpayer Identification No.:      13-2555119
        Form of Notes:                    [X] Book Entry/Global [ ] Certificated
        Agent's Discount or Commission:   .60%
        Net Proceeds to Issuer:           $10,089,100

    Fixed Rate Medium-Term Note:
        Original Issue Price:             100%
        Original Issue Date:              October 9, 1997
        Interest Accrual Date:            October 9, 1997
        Interest Rate Per Annum:          6.95%
        Interest Payment Dates:           May 30 and November 30
        Denominations:                    $1,000
        Stated Maturity Date:             August 29, 2007
        Redemption Date(s):               None
        Redemption Price(s):              Not Applicable
        Notice of Redemption:             Not Applicable
        Optional Repayment Date(s):       Not Applicable
        Optional Repayment Price(s):      Not Applicable
        Notice of Optional Repayment:     None
        Default Rate:                     Not Applicable
        Original Issue Discount:          [  ] Yes     [X] No
        Record Date:                      May 15 and November 15

    Agent:   [ ]      Merrill Lynch & Co.
             [ ]      NationsBanc Capital Markets, Inc.
             [X]      Smith Barney Inc.
             [ ]      J.P. Morgan & Co.
             [ ]      UBS Securities

    Agent acting in the capacity as indicated below:
             [X]      Agent                         [ ]      Principal

    If as Principal:
             [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
             [ ] The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount.

    If as Agent:
                  The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount.